PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated September 23, 2021)	Registration No. 333-259519
105,039,096 Shares of Class A Common Stock
2,574,164 Warrants to Purchase Shares of Class A Common Stock
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This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 23, 2021 (as supplemented from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 13, 2021 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to: (a) the offer and sale by us of: (i) 2,574,164 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 2,574,164 private placement warrants that were transferred to Nebula Caravel Holdings, LLC (the “Sponsor”) simultaneously with the closing of our legal predecessor Nebula Caravel Acquisition Corp.’s initial public offering (the “Caravel IPO”) (the “Private Placement Warrants”); and (ii) 5,500,000 shares of Class A Common Stock issuable upon the exercise of 5,500,000 warrants originally sold as part of the units in the Caravel IPO, exercisable on December 11, 2021 (the “Public Warrants”, and collectively with the Private Placement Warrants, the “Warrants”); and (b) the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of: (i) 90,064,932 shares of Class A Common Stock consisting of (A) 73,273,590 shares of Class A Common Stock beneficially owned by certain former stockholders of A Place for Rover, Inc. (“Legacy Rover”), (B) up to 11,792,216 shares of Class A Common Stock beneficially owned by certain former stockholders of Legacy Rover, which shall be issuable upon the achievement of certain trading price targets for our Class A Common Stock, (C) up to 2,461,626 shares of Class A Common Stock beneficially owned by the Sponsor, which vest upon the achievement of certain trading price targets for our Class A Common Stock, and (D) 3,437,500 shares of Class A Common Stock issued to the Sponsor and certain of its affiliates; (ii) 5,000,000 shares of Class A Common Stock purchased on July 30, 2021 (the “Closing”) in connection with the consummation of the merger of Fetch Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Nebula Caravel Acquisition Corp., with and into Legacy Rover (the “Merger”), with Legacy Rover surviving the Merger as a wholly owned subsidiary of the Company by a number of subscribers pursuant to separate PIPE subscription agreements; (iii) 1,000,000 shares of Class A Common Stock purchased by BBCM Master Fund Ltd. at Closing pursuant to the Assignment and Assumption Agreement; (iv) 2,574,164 shares of Class A Common Stock issuable upon the exercise of 2,574,164 Private Placement Warrants; and (v) 2,574,164 Private Placement Warrants purchased by the Sponsor in connection with the Caravel IPO.

 This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “ROVR,” and the Public Warrants are listed on Nasdaq under the symbol “ROVRW.” On December 13, 2021, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $10.04 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $2.87 per warrant.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for the Prospectus and for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 11 of the Prospectus as updated by the “Risk Factors” appearing on page 56 of our Quarterly Report on Form 10-Q filed on November 10, 2021.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
December 10, 2021
Date of Report (date of earliest event reported)
________________________________________
Rover Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-39774	85-3147201
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Olive Way, 19th Floor, Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

(888) 453-7889
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)
________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ROVR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	ROVRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01     Other Events.

Amendment to Warrant Agreement

On December 10, 2021, Rover Group, Inc. (the “Company”) entered into the First Amendment to Warrant Agreement (the “Amendment”), dated December 8, 2020, by and between the Company (f/k/a Nebula Caravel Acquisition Corp.) and American Stock Transfer & Trust Company, as warrant agent (as amended, the “Warrant Agreement”). The Amendment was entered into to cure certain ambiguities related to the redemption provisions of the existing Warrant Agreement in a manner consistent with prior disclosure in the Company’s filings with the U.S. Securities and Exchange Commission about the process for redeeming the Company’s warrants.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Redemption of All Outstanding Warrants

On December 13, 2021, the Company issued a press release announcing the redemption (the “Redemption”) of all of its outstanding public and private placement warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share, that were issued under the Warrant Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

A copy of the Notice of Redemption mailed by the Company related to the Redemption is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Neither this Current Report on Form 8-K, the press release attached hereto as Exhibit 99.1 nor the Notice of Redemption attached hereto as Exhibit 99.2 shall constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
4.1	First Amendment to Warrant Agreement, dated December 10, 2021, by and between Rover Group, Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent.
99.1	Press Release, dated December 13, 2021.
99.2	Notice of Redemption dated December 13, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROVER GROUP, INC.

Date: December 13, 2021	By:	/s/ Tracy Knox
Tracy Knox
Chief Financial Officer